Exhibit 99.2

VIAVID
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Park City Group

Second Quarter 2017 Earnings Conference Call

February 06, 2017

Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

C O R P O R A T E P A R T I C I P A N T S

David Mossberg, Investor Relations

Randall K. Fields, Chief Executive Officer

Todd Mitchell, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Joe Feller, Private Investor

Will Hamilton, Manatuck Hill

Steve Bell, Private Investor

P R E S E N T A T I O N

Operator:

Ladies and gentlemen, thank you for standing by. Good day and welcome to the Park City Group Second Quarter 2017 Earnings Call. Today’s call is being recorded.

At this time, I would like to turn the conference over to Dave Mossberg, Investor Relations. Please go ahead, sir.

David Mossberg:

Thank you, Paula. Thanks everyone for your interest in Park City Group. Before we begin, we will be referring to today’s earnings release, which can be downloaded from the Investor Relations section of the Company’s website at parkcitygroup.com.

I also want to remind everyone that this conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Park City Group’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this call.

Our speakers today will be Mr. Randy Fields, Park City Group’s Chairman and CEO, and Todd Mitchell, Park City Group’s CFO. Todd?

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Todd Mitchell:

Thank you, Dave. Good afternoon everybody. It was another great quarter for us. Not only were we able to exceed our internal targets for both revenue and profitability, both came in at record highs for the company. We believe this clearly demonstrates, continued strength in the business and the operating leverage inherent in our business model.

Revenue, fiscal 2Q revenues grew 35% to $4.8 million from $3.5 million a year ago. This was the highest quarterly revenue ever and revenue growth for the quarter was basically inline with 1Q level, despite a much tougher year-over-year comparison.

Strong top line continues to be driven by progressively stronger momentum across our business. ReposiTrak is continuing to generate strong growth due to both new customer wins and improvements in operating process. And we are seeing strong demand for our vendor portal and supply chain application, as we reap the benefit of past investments and our new converged sales efforts.

Given the momentum we saw in fiscal 2Q and continue to see, we are confident that we will likely exceed the financial and operating targets we articulated at the end of fiscal 2016.

Profitability, fiscal 2Q net income was $1.38 million. This was 29% of total revenue in the quarter and I would note, more than twice as much as net income for all of fiscal 2016. It's also worth pointing out when compared to net income of 281,000 in fiscal 2Q ‘16; we converted $1.2 million in incremental revenue into a $1 million plus swing in net income.

Some of this clearly reflects our ability to leverage investments and infrastructure, which we were just completing a year ago, and some of it is an indication of the relatively high contribution margin of our new application based business model. Looking out over the remainder of fiscal 2017, we expect to generate profit margins at or above this past quarter's level.

Expenses, operating expenses were $3.4 million in fiscal 2Q, up about 4% when compared to a year ago. This likely represents the lowest quarter you will see this year, as operating expenses will climb a bit in the back half for the year after. We are benefiting from technology and infrastructure investments made a couple of years ago, and the reorganization of our sales platform.

But going forward, you will see us continue to invest in infrastructure and implement process improvement where we believe it will continue to translate into improved operating leverage.

By component, cost of service increased 19% in fiscal 2Q to $1.2 million from $1 million a year ago. Within cost of service, overall headcount was flat. The increase really reflected in investment in infrastructure and technology support, as well as the capitalization of some software development cost a year ago.

Going forward, we expect cost of service to increase at a modest pace in relation to revenue growth and to continue to fall as a percentage of revenue. To be more precise, I think last year's comparison for this item was somewhat depressed. So the trend line for growth in cost of services is probably closer to 15%, although it could be higher depending on how fast we decide to pursue some opportunities to expand our application offering.

Sales and marketing, sales and marketing fell 17% in fiscal Q2 under $1.2 million from $1.4 million a year ago. This decline was due to the convergence of the businesses and the shift to a lower cost sales model.

Going forward, we expect sales and marketing expense to continue to fall as a percentage of revenue, as we look to benefit from increased market awareness by ReposiTrak's strong value proposition and to leverage our converge sales model across fewer, but larger deals. That being said, total sales and marketing expenses likely arise modestly off this past quarter's level, as we increased our customer service and sales headcount.

General and administrative rose 200,000 in fiscal 2Q to 938,000. This increase included a laundry list of things. But the biggest component about half of it was personnel and personal support expenses.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

We also saw an increase in expense on outside consultants, as we begin to put together plan to upgrade our sales support and back office infrastructures and we increased our bad debt accruals to reflect our growing revenue base.
Going forward, we expect general and administrative to stabilize as a percentage of total revenue, while growing in absolute dollars as we begin to execute on our plans to enhance our infrastructure.

Cash flow and liquidity, we ended 2Q '17 with $12.1 million in cash, up from $11.4 million at the end of fiscal 2016. This increase in cash reflects growing revenues and increased profitability.

Current and long-term accounts receivable was up in absolute dollars, although sequential increases our moderating. This reflects the shift in emphasis at ReposiTrak. From a supplier paid model, which has upfront payment and essentially no receivable to central billing, which has a more normal collection cycle. Given how this improves our productivity and customer adoption, we see this investment in accounts receivable as important.

We ran an analysis last week and the total value of ReposiTrak's contracted business, that is the lifetime value of our central billing agreement, most of which are multi-year and full year's revenue from our supplier paid hubs at 100% penetration is close to $25 million.

It’s also worth noting, we've collected a $0.5 million in off cycle receivables, just since the last quarter and we are confident in cash flow trends should significantly accelerate in the second half of the year, as revenue and profits grow, and we continue to refine our operating practices. Building cash on the balance sheet is important from a customer Opex perspective, so that remains a focus of ours.

That concludes my review of the financials for fiscal 2Q. I turn it over to Randy now for qualitative.

Randall K. Fields

Hi, everybody. There is lots to say although I think the numbers speak for themselves and as a result of lots to say, I have prepared written remarks. I know the most interesting things I tend to say are off-the-cuff. So I'll be careful, but I think there is going to be a lot of information over the next few minutes.

Fiscal second quarter results obviously were building on the momentum that we generated in the first quarter. Second quarter revenue was up 35% and revenue for the first half of 36% compared to a year ago. At the risk of sounding like a broken record, once again we generated record results for both revenue and bottom line profitability.

Interestingly, the second quarter did achieve one more of the five goals that we set out for the year. We did have quarterly net income exceeding $1 million. As Todd mentioned, it was a record $1.4 million and it certainly demonstrates our operating leverage. Feel good about our balance sheet, its stronger. We obviously ended the quarter with north of $12 million cash.

Couple of things to note in terms of what generated the growth, we saw growth in several of our new applications, including ReposiTrak and the vendor portal, I know everybody is looking to the number I am about to give, so pay attention here. We said that we wanted to end 2017 with 20,000 connections and yes; we did it in the second quarter.

So, we've exceeded our fiscal 2017 goal just half way through the year and for perspective on that, I think it's interesting to note that a couple of years ago it took us a year to do the same number of connections that we now do on average per month. To say that I'm proud of the team would be a grotesque understatement.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Incidentally, I think it’s important to realize here that our approach to speaking with investors is a little different than our IR people would like us to have. So let frame this for a moment and I know George is on the call. So George is going to probably send me a nasty-gram after this.

Many people believe that what we should do is to under promise and over deliver and the problem with that is that we don't know what you know and you don't know what we know and the inherent issue in that is we're both pretending. So our approach is to say to investors, this is how management sees things.
So seriously it’s a beginning of this year when we thought very hard about how we would do for the year, 20,000 connections at the end of the year seem like a reasonable forecast based on the information that we had. So we didn't sandbag we don't do that, we tell you what we're actually thinking.

So it is fair to say we certainly achieve the goal halfway through the year. Obviously, it feels great and from where we are as we mentioned in our last conference call, we now see our way to hundreds of thousands of connections in the not too distant future.

Our momentum though doesn't just reflect the obvious to bringing on connections. It really reflects some operational gains in our ability to bring suppliers on board and here comes the important word in the set, successful.

Now, what we've done is to simplify the on boarding process, we've gone to something that we call central billing with our hubs and this does a number of things, it significantly accelerate the on boarding of suppliers by removing much of the cost and complexity of billing thousands of individuals suppliers in exchange for billing the hub.

But also central billing frankly is much more attractive to our clients. It was the client idea in fact and that drives compliance faster and it’s much simpler for everybody to administrate.

So as a company and in our culture we're constantly assessing our processes, our technology, our infrastructure to see if we can do it smarter, better, faster, cheaper, and we've made some huge strides–I am going to come back to this in just a few minutes.

In terms of the account management team, we have continued to grow the account management team, I'm really proud of the people based on their tremendous job. We have very low turnover in that group and their success with our customers it’s outstanding.

Putting it differently, we've now entered a very important virtuous cycle. We are combining improved account management in our fixation and customer success with internal automation and process simplification and it’s proven to be a huge win. Here's why.

We can get suppliers on faster. We can get suppliers compliant faster. This reduces the compliance risk of our hubs faster and it also more rapidly embed us deeply into the hubs core business processes. In other words, to shorten it, it's a win-win for everybody.

We continue to feel really good about ReposiTrak prospects going forward, I'll cover the macro first then we'll talk about some new applications that we're working on.

Industry awareness about ReposiTrak is actually growing very rapidly right now. I'm amazed with the increase in awareness of us over the course of the last year. We see inbound phone calls, etc., meeting people who say oh yes, we've heard about you. Obviously it says that word is spreading and spreading in very positive way.

This is going beyond simply having some of the largest and most influential leaders in the industry using us as hubs. It frankly represents a testimony to how deeply we've been penetrating their supply-chain. We are getting referrals from suppliers to their suppliers, hubs to other hubs; the whole thing is really been terrific so far.

Recently at an industry conference and this I found very interesting. We were the topic in three different committee meetings over the course of 24 hours. Three different groups of people meeting on different topics, were discussing ReposiTrak and what it represented at an industry tool. So all of this when I netted out, like we feel very confident about our prospects with accelerated market touch. Yes, I did say accelerated.

Importantly, longer-term we're continuing to develop a number of new applications and we're doing this across our entire footprint. The whole platform is seeing new and we think very significant and long-term contributing application to our suite.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

For example, the SQF database is now completely integrated with ReposiTrak platform. This has taught us a lot frankly about linkages between food safety and other compliance activities and see why that’s important in a moment.
We have successfully introduced and easily repurposed our quality management system in the industry, it’s called QMS application and that further increases our value proposition to people whose interest is in food safety and quality of their product and manufacture.

In each area of our business, we're adding important new product, each area, food safety, compliance management, and supply chain. Longer-term and as you know, we're pretty long-term thinkers here. That gives us a high degree of confidence that the out years will have new revenue sources that we're introducing to the market in the current year.

So it’s important to understand really that ReposiTrak isn’t just about food safety, ReposiTrak is becoming a comprehensive compliant management platform that can be used for a whole host of other activity.

We've been getting questions from some of you about what, if any changes might occur with the food safety modernization act due to the new administration and how that might affect our business. I'd like to point out that that’s been a big topic of discussion for many companies in their conference calls, apparently one out of five earnings calls so far this season.

The topic of what the Trump administration means from a regulatory perspective has come up. Candidly from what we've seen so far there have been no changes and even if there were changes like simplification, we actually believe it would be a net positive in relation to our business. So let me give you a little more detail on that.

First, I need to give you some background on the FSMA. It is a law; it’s not an executive order, which means it takes an act of Congress to make change. Two, it was written by a republican administration and it received very strong bipartisan support.

Third, it was made a law by a democratic administration with a republican congress. It was negotiated with the industry. So unlike other regulation in fact it’s supported by the industry. So in general, I think it's safe to say people don't want unsafe food.

Second, the law and the regulation are actually only a part of what's driving adoption of ReposiTrak. Indeed, I would note that somewhere between 30% and 40% of all the suppliers on the system aren’t food vendors at all, they supply other things, but still are covered under ReposiTrak.

Some of the other factors that we consider to be drivers of ReposiTrak adoption in addition to the law, is company looking to protect their brands, its not good frankly to be known as the company that makes people stick, companies looking to avoid lawsuits from the largest food retailer in the world, several food safety losses of tens of million of dollars, everybody pays attention to that.

Being known for food safety is a point of competitive differentiation for both retailers and food manufactures. How do we know that, well, there is new company like Whole Foods or think of organic food in general. Why do people pay up, the presumption is it’s healthier and safer.

So it's also reasonable to say that consumers are asking for safer food, they’re demanding safer food. In addition, if you really think through where does ReposiTrak fit into the food safety modernization act, into regulation?

We are the record keeper; we are the record keeper for tort and for regulation. So no matter what changes some records still have to be kept and we don't care whether its 10 records or 10,000 record.

The reality is we are the record-keeping system, compliance management system for any regulatory or tort problem. A big part of our value proposition is that it's easy to adopt and given its very low price point, it’s immaterial in relation to the benefits it provides.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Next, ReposiTrak is increasingly being viewed as the industry, all encompassing risk management platform, not just about food and safety. If there were changes, actually it might simplify the regulation and make adoption of ReposiTrak even more attractive.

We've definitely seen over the last several years that people are so confused by thousands of pages of regulation, that simplification would certainly cause people to act more quickly and candidly in a fashion to meet the higher levels of compliance.

Finally, we haven't seen any change in the accelerated rate of adoption by our customers. In fact, as you've seen from a result, it's going faster, not slower. So, our pipeline continues to grow and I think no matter how one analyzes the current administration stand on food regulation, it’s not likely to impact us in an important way.

To be clear though, food safety is not to sole vehicle of growth for Park City Group and for us in general. The integration of our two businesses is nearly complete and it’s beginning to drive new opportunity and it’s simultaneously is leveraging the investment we made in ReposiTrak technology platform. Let me give you an example.

We're now capable of delivering our supply-chain services via the portal infrastructure that was built for ReposiTrak. We call that the vendor portal. What that means is that our customers have a single platform in which they can begin to access all of our applications.

That leads to more suppliers signing up, more self-implementation and more of our technology is being used by that supplier, including expanded automated reporting, analytical capabilities our whole raft of applications. I am very confident on the basis of the interest that we see amongst our hubs and suppliers that we’ll begin to see a more rapid adoption over the next several years, with very broad suite of our application via this end report.

Next new product. Market place, we've expanded our pilot program with one of the largest retailers in the world and increasing the number of participants in the marketplace. It’s been an incredible learning experience for us so far and I'm not going say anymore because I’m afraid I’ll get too excited and probably end up saying too much.

The 10X project (phon) that the was referenced in Todd's call is perhaps one of the more important things we're doing this year and I want to talk a little bit about what the 10X project (phon) is. I have Todd and our controller driving it and it is a very important initiative from a whole variety of respects to both our customers and for you as shareholders.

We have finance, sales and development all working together to enhance the platform and back office capabilities. Let me give you a concrete example of how important it’s already been and what's likely to happen in the future.

If you remember, we said we can see our way to several hundred thousand connections within a few years. But the last round of infrastructure work is already had a very important impact that shows up in our margins and productivity and our customers service. Here’s a very specific example.

The finance department had four people three years ago when we had less than thousand economic relationships, doing everything around, billing, closing the books, doing all of the public company stuff etc.

We now have in excess of 20,000 economic relationship and we still have four people. That's what I call technology leverage. We want to do the same thing as we increase in size by 10 times over the next few years in terms of the economic relationships that were maintained.

The goal is to have little or no staff increases in our company outside of sales and account management. The consequence of that is that it keeps us lean; it keeps us nimble, while simultaneously staying very close to our customers.

I think its reasonable now because I yell about it internally. So often teams embrace this philosophy of highly automated, highly scalable in our culture and I think the benefits we felt not just by our customers, but also to the shareholders. Let's talk about customer service for a second.

It’s tough to grow our company at 30% to 40% a year or even higher and still be successful with customers. Our growth is exciting, but we're not losing sight of why we exist at all, our customers. Our upper limit on growth continues to be not market opportunity, but maintaining our culture of customer success.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Here is a couple of examples, I love giving these, I think of the them as anecdotes of what we think. One of our supplier hubs, in other words, a manufacturer using our technology was able to reduce its staff and its compliance department from five to two over just a very few months. Obviously the impact of ReposiTrak in terms of their cost structure was very significant.

One of the other things that we see happening it's very important, this makes us very proud, is we're spotting and bringing the light non-compliant suppliers more rapidly with a sense of collections strategy and we're seeing hubs more importantly, getting much more hard nosed about refusing to do business with non-compliant suppliers. They are turning them off. So in a sense in a very small way we think we're beginning to make as a company an overall contribution to food safety in the country.

Our outlook for the future, this is the part you’ve of all been waiting for. We remain confident in our outlook for 2017. So far in fiscal 2017 we have $9 million of revenue and $2 million of net income. We expect growth of both; revenue, profitability and especially cash flow to accelerate even more then they have, (inaudible) I should probably shut up now, Todd is nodding his head, (inaudible) yes okay, but I am going to go on anyway.

We're bringing a number of new very exciting products and services to the market in this calendar year. In the long-term these new services not short-term, but in the long-term, they provide significant additional revenue in customer success opportunity. Longer term, we do expect to continue to see years of 25% to 30% - 25 to 35%-top line growth, some years it could possibly be higher.

We expect the rapidly growing revenue base to support progressively higher operating margins and cash flow and we are going to more rapidly add cash to our balance sheet to provide comfort to our growing list of larger customers that has been a significant shift in the market place.

We are engaged with talking to et cetera and establishing relationships with much larger companies that we ever would have imagined to be case. Our customers make long-term commitments to our platform, so are being solid to more growth than ever.

So let’s summarize. We set out five goals for fiscal 2017 on our 2016 year-end conference call. One, that we bring suppliers on board much faster, did. We said we would see an acceleration in top line growth, we have. We said that we would have our first $4 million revenue quarter, well, actually we had two of those, and we said we'd have our first $1 million net income for the quarter, we just did.

That actually leaves only one of the five goals unmet after just half of the year and that was to have our first $5 million revenue quarter, well pretty confident that’s going to happen soon too. So net-net, no pun intended, this is shaping up to be an inflection point in a series of extraordinary years looking forward. The team has done an amazing job and the truth is, I hope you guys are as proud of them as I am.

That’s it, questions?

 Operator:

Thank you, sir. And to signal for a question please press star, one on your touchtone telephone. Also if you’re using a speakerphone please make sure your mute button is turned off to allow your signal to reach our equipment. Once again it is star, one at this time for questions and we will pause to give everyone the opportunity to signal.

First we'll go to Joe Feller, Private Investor.

Joe Feller:

Hey, Randy.

Randall K. Fields:

Yes, sir.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Joe Feller:

Awesome quarter.

Randall K. Fields:

Thank you.

Joe Feller:

To drill down a little bit, into your comments on the new administration, the only thing that concerns me is piece of legislation that’s been introduced into lower House of Congress are called REINS.

Randall K. Fields:

Yes, very familiar with it.

Joe Feller:

Okay. Number one, it’s a two part question, number one, would impact the regulations around FSMA and for some of you investors to explain the difference, the FSMA is a law that has got through the executive branch to develop rules to bring companies into compliance with the law, which as REINS progresses the existing rules–or the potential, or the rules that have already been issued by the FDA. So the first part of the question is, will REINS) impact those rules.

The second part of the question is, will REINS impact at all ReposiTrak's relationship with the FDA and maybe you could explain what that relationship is currently?

Randall K. Fields:

Got it. Okay. Actually, there’s a teeny tiny part of the regulatory stuff that REINS potentially impact as regard to FSMA was one of the last rules promulgated and it’s totally meaningless in the context of what we do.

So the rest of FSMA is settled regulatory done, REINS really just goes back, for all intents and purposes, a few months. But anything that would be at OMB or other of financial ramifications of regulatory environment would be problematic. But there isn't anything that would impact it in REIN, no impact whatsoever.

Remember, I personally–let me answer the second part, and I am going to hitchhike off that if its okay, Joe. We don't have a direct relationship with the FDA. I think it's fair to say we've had sessions with them. If you can imagine as if was done by it.

A meeting was set up around what we do. We thought it would be with the FDA and I believe there were 17 government agencies in the phone call, 17 different government agencies–don't hold me to the number, it could have been as many 24, but I remember 17, different agencies touch food, it’s stunning.

So the FDA is aware of it, we don't really want to get too close to government, it’s the best way to put it; we're best off right where we are. So we don't see any impact. I can tell you from a industry insiders perspective, the industry really–it wouldn’t care whether it was self regulated or regulated by the FDA, remember we're only talking about part of it.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

The other part of the industry is USDA, so the USDA touches all of the proteins that people eat, FDA doesn’t deal with meat et cetera, but to the most part, it really is a specialized group. So there's whole bunch of agencies that touch this issue of food, food safety, et cetera. We see nothing on the horizon, nothing, that would cause people to stop record keeping.

The best way to think about ReposiTrak is not how does the law impact you, but what would cause people not to keep record. Our livelihood depends on people wanting to keep records about their business. So in the event of a lawsuit or regulatory examination or just an inquiry, they have those records easily on file, and can reference them quickly.

So we just don't see any impact from regulatory change at this point. And if we could wave a magic wand, we would and we try and simplify it from 3000 pages to about 200 pages and that would speed adoption. It would frankly make our life with people much easier, would be good for our business. Thank you for the question Joe.

Joe Feller:

All right. Thank you.

Operator:

Once again it is star, one at this time for questions. Again we will pause.

Next we'll go to Will Hamilton with Manatuck Hill.

Will Hamilton:

Hey, good afternoon, guys.

Randall K. Fields:

Hi, there.

Will Hamilton:

Randy, I appreciate the actual color in terms of guidance and outlook, I was wondering if any chance you could provide us an update on how many hubs you are in–I think you mentioned, more customers and obviously we saw the fresh market news?

Randall K. Fields:

Yes. I'm going to give you a number; I am going to wish that I didn't because it just is not a terrific indicator.

Will Hamilton:

Is it, okay.

Randall K. Fields:

But here it is, the number is 33, but what's going to happen over the next year is you have to think in terms of large and small hubs. If it's a retailer or wholesaler, they typically drive around from a few hundred to a few thousand suppliers. On the other hand, we're seeing a much higher level and in future years this is definitely the area of opportunity for us.

Suppliers themselves becoming hubs for their suppliers, so a supplier goes wait a minute, I love this thing. If I had my suppliers on it, I give visibility to the retailer deeper into the supply chain. So increasingly that hub number will not be a super indicator.

So I think, as we look at the back half of this year there is going to be a number of new, large hubs for sure. We certainly think there will be a number of smaller ones; it’s just not a very good indicator. So that's probably more then anything else the reason we didn’t pointed out, but I knew you ask it Will.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Will Hamilton:

Thank you. Are we at a point though where suppliers already connected to another retailer and then if a new retailer signs on and you've already had the connection, so it's like two X right from the get go.

Randall K. Fields:

Yes, that’s actually a really good question. I don't know the exact percentages, but I'm guessing now that 40%, maybe 50% of the suppliers connected to a hub literally just make a check mark and offer up new documentation that would correspond to that new hubs specific requirement, in other words, that more and more of our business is indeed already on the system. So they are getting up to speed is simpler and faster. I think is that question you were asking?

Will Hamilton:

Yes.

Randall K. Fields:

Yes, I think it’s around 40. It probably never goes higher than 60 or 70 because there are so many local suppliers, right, there is this horrible movement in America toward localization of supply chain, which means that that if you are in–I’m picking, I’m making this up, you are in some place in Massachusetts you are going to have 200 local farmers as suppliers if there are retailers there, that wouldn't be suppliers to anybody else in the system in California for example.

So there will always be a significant share of local, unique suppliers as opposed to national footprint and even regional footprint kinds of suppliers. But it’s about 40%. So it goes–that’s why say we are now in this virtuous circle where it's going faster, we simplified the business. We gone to this idea of central billing with our retailers, everything now is massively speeded up from where it was a couple years ago.

But most importantly, the compliance rates are going north and they are going north faster than they used to so I think to your point since more and more of our suppliers are experienced with us they know what to do and they go faster, right.

Will Hamilton:

Right. Okay.

Randall K. Fields:

Thank you.

Will Hamilton:

Yes. Just one question on the market place, is the larger retailer you are working with right now in the food side or is that retailer that may have then involved the supply chain side of things, and can you expand a little bit on the economics for that business, is this going to be a subscription or is it like a commission where you go out to say low single digit growth, mid single digit commission?

Randall K. Fields:

Yes. I think during its first year of operation, there is little if any revenue opportunity. We just want to get it scaled up quickly. The first buyer in the system is fair to say, does food, but they also do other stuff. So you wouldn't think of them as a grocery company per se, is the best way of thinking about it, okay, but they sell groceries. I am not trying to be too cutesy, I just can't name them.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Will Hamilton:

Okay, all right. Thank you, guys.

Randall K. Fields:

You bet.

Operator:

As a final reminder please press star, one at this time for any questions. Again we will pause. Moving on, we'll go to Steve Bell, Private Investor.

Steve Bell:

Great quarter, Randy.

Randall K. Fields:

Thank you, sir.

Steve Bell:

One question, what do we have left available to us in NOL carry-forwards?

Randall K. Fields:

I think it’s like a $100 million, I don’t know, it’s a big number Steve.

Steve Bell:

Okay. In other words, we're covered for couple years at least?

Randall K. Fields:

Yes, we do not want to pay our fair share again, I guess, this is a right way of putting it. I am sorry if that was a political comment.

Steve Bell:

God bless America.

Randall K. Fields:

Yes, exactly. I think as we look out, and again, I want to give managements view, so this isn’t a Wall Street view. Our pipeline is growing significantly, meaning prospect calling us, prospect interested, people who are deep into the sales cycle if you will become hubs.

That gives us pretty good visibility to what we need to do not can do, but what we need to do to be sure that we are ready for this substantial expansion of the business in terms of economic relationship.

So the most important thing that’s happened this year is not just that we scaled it up, so we've done 10,000 or whatever number of connections 8 or 10,000 in the last six months. That's interesting, but what's important is the quality of those, the speed at which they've come up, the customer perception of us et cetera is extraordinary.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

So my focus is you know, Steve is I am more interested in the quality of our result because I am still old-fashioned, old is the operative word, enough to believe that if we do a great job for our customers they will start talking about us. I can tell you–let me give you two anecdotes in this conference we just attend.

First of all in two of the three meetings, we had customers of ours doing presentations about how good we were, talking about how we had massively changed their compliance, et cetera. In one case, it got to be almost a free-for-all because as one customer is talking about us, we had two other customers saying yes, I use them too and boy, they did this for me in insurance and so on and so forth.

So there is a high degree of excitement in our customer base about what we do and although I think it's fair to say that what we do is fairly prosaic, it's not sexy or amazing, but it's blocking and tackling that every major business should do, our customers are excited about working with us, our customers like us.

What that means interestingly is–and this is almost on the edge of weird, I was just in one of this, as you know I love being close to the customer, it’s a mental illness of some sort of mine, where I like to be in the room, I like to hear how we are approaching our customers, I like the sales process and it keeps me close to what I think the most important stakeholder in our company, our customers have to say.

Our customers without knowing what our other capabilities are, are asking us for our other capabilities. I was just in a meeting with one of our largest customers, in fact they might in terms of food safety or ReposiTrak its fair to say they are our largest customer and while I am in the room, they are asking us about other capabilities, like our item management within our vendor portal, can we get down to the item level with food safety, several of our customers have asked about that, several of our customers have asked about our ability to manage price changes for them. Several said can you guys help us with the marketplace idea.

So what's interesting is without any information about what we do, customers are asking about our product set as it unfolds. So to me that’s very exciting confirmatory sort of news about the adoption cycle that we'll see in the next several years and because we we've exceeded our own expectations–trust me not just Wall Street, our own expectation about this year, it gives us flexibility about the introduction of some new products that drives revenue in the out years. So we can start sort of stacking dollars and simultaneously satisfying this customer demand that we see.

So I know people think, Randy gets excited about this. I have to tell you my excitement has reached new heights, we are really on the right track. I think without laying out the whole vision over the next several years, this is once again ours to loose, this is ours to loose. I am sorry I didn’t mean to be so excited, I'll shut up.

Steve Bell:

So we'll use the NOL?

Randall K. Fields:

We'll use the NOL.

Steve Bell:

Okay. Great quarter again, thanks for all of your efforts. I greatly appreciate it.

Randall K. Fields:

Thank you. Thank you, guys for the support.

Operator:

There are no further questions. I'll turn it back to our presenters for any additional or closing comments.

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Park City Group - Second Quarter 2017 Earnings Conference Call, February 06, 2017

Todd Mitchell:

Thank you all for your interest and our numbers are in the press release. So please feel free to give us a call or email us if you have any questions.

Randall K. Fields:
Didn’t we say, that the second half of the year is going to be better.

Todd Mitchell:

That’s right.

Randall K. Fields:

Thank you, guys. Thanks for taking the time.

Operator:

That does conclude today's conference. We'd like to thank everyone for their participation. You may now disconnect.

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